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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                                     0-25104
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                                                                 SEC FILE NUMBER


                                                                    211497 10 2
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                                                                   CUSIP NUMBER

                                  (CHECK ONE):

           [X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K
                  [ ] Form 10-Q and Form 10-QSB [ ] Form N-SAR

                       For Period Ended May 31, 1999
                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR
                       For the Transition Period Ended: N/A

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  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:  N/A
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PART I - REGISTRANT INFORMATION
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Full name of Registrant

         Continental Information Systems Corporation

Former Name if Applicable

         N/A

Address of Principal Executive Office (STREET AND NUMBER)

         45 Broadway Atrium, Suite 1105

City, State and Zip Code

New York, New York 10006

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PART II - RULES 12B-25 (B) AND (C)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]   (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b)      The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]   (c)      The accountant's statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.


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PART III - NARRATIVE
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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

         The Registrant encountered an unforeseen delay in connection with completion of its financial statements required for Part II of its annual report on Form 10-K. The Resgistrant expects that the Form 10-K will be filed on August 31, 1999.


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PART IV - OTHER INFORMATION
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(1)  Name and telephone number of person to contact in regard to this notification

          Jonah M. Meer           (212)             771-1010
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             (Name)             (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                              [X] Yes     [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                              [ ] Yes     [X ] No


If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                   Continental Information Systems Corporation
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                  (Name of Registrant as specified in charter)


has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  August 30, 1999            By: /s/ Jonah M. Meer
                                      ---------------------------------
                                      Jonah M. Meer
                                      Chief Operating Officer and
                                      Chief Financial Officer









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